Filed Under Rule 424(b)(2), Registration Statement No. 333-175599

Preliminary Pricing Supplement No. 14 - Dated Tuesday, April 22, 2014 (To: Prospectus Dated July 15, 2011)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050WFK6	[ ]	100.000%	1.550%	[ ]	Fixed	3.200% (Per Annum)	Semi- Annual	05/15/2022	11/15/2014	$17.24	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wells Fargo Advisors, LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050WFL4	[ ]	100.000%	3.000%	[ ]	Fixed	4.250% (Per Annum)	Semi- Annual	05/15/2034	11/15/2014	$22.90	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wells Fargo Advisors, LLC

Bank of America

Offering Dates: Tuesday, April 22, 2014 through Monday, April 28, 2014

Trade Date: Monday, April 28, 2014 @ 12:00 PM ET

Settlement Date: Thursday, May 1, 2014

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America InterNotes Prospectus dated 7-15-11